Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

Aware, Inc. Reports Second Quarter 2013

Financial Results

BEDFORD, MASS. – July 23, 2013 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services and DSL service assurance software products, today reported financial results for its second quarter ended June 30, 2013.

Revenue for the second quarter of 2013 was $4.9 million, an increase of 19% compared to $4.1 million in the same quarter last year. Net income for the second quarter of 2013 was $307,000, or $0.01 per diluted share, which compares to net income of $54.9 million, or $2.49 per diluted share, for the same period a year ago. Net income in the second quarter of 2012 included a gain on the sale of patent assets of $71.2 million. Operating income before patent related income in the second quarter of 2013 was $283,000 compared to $119,000 in the second quarter of 2012.

For the six months ended June 30, 2013, revenue increased 17% to $10.5 million, compared to $9.0 million in the same period a year ago. Net income for the six months ended June 30, 2013 was $2.2 million, or $0.10 per diluted share. These results compared to net income of $56.0 million, or $2.60 per diluted share, for the same period a year ago. Year-to-date net income in 2012 also included the aforementioned $71.2 million gain on the sale of patent assets. Operating income before patent related income for the first six months of 2013 was $2.3 million compared to $1.2 million for the same period a year ago.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Second Quarter 2013 Financial Results	Page 2

The improvement in operating income before patent related income in the three and six month periods this year compared to the corresponding periods last year was primarily due to increased profitability in our biometrics business and lower general and administrative expenses.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “We are pleased to report this is our eight consecutive profitable quarter on an operating and net income basis. We look forward to continuing to build our software and services business in upcoming quarters.”

About Aware

Aware is a leading software and technology supplier for the biometrics, telecommunications, and healthcare industries. Aware's biometrics software products and services are provided to solution vendors and system integrators for use by government agencies towards applications including border management, secure credentials, law enforcement, and national defense. Aware’s DSL Service Assurance Group offers test and diagnostics software products that enable broadband service providers to manage their DSL networks. Aware also provides standards-based medical imaging software products to the healthcare industry. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. www.aware.com

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the DSL service assurance and biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

General factors include, but are not limited to: our quarterly results are unpredictable and may fluctuate significantly; our business is subject to rapid technological change; we face intense competition from a wide range of competitors; our intellectual property is subject to limited protection; our business may be affected by our use of open source software; our business may be affected by government regulations; adverse economic conditions; and our ability to obtain or enforce patents could be affected by new laws, regulations or rules. DSL service assurance factors include, but are not limited to: our DSL service assurance product line depends upon a limited number of customers; our DSL service assurance software products face intense competition; and our DSL service assurance software products could have quality problems. Biometric factors include, but are not limited to: market acceptance of our biometric technologies and products; changes in contracting practices of government or law enforcement agencies; the failure of the biometrics market to experience continued growth; announcements or introductions of new technologies or products by our competitors; failures or problems in our biometric software products; delays in the adoption of new industry biometric standards; growth of proprietary biometric systems which do not conform to industry standards; our ability to sell services contracts in a manner that is consistent with our business model; our ability to deliver services contract milestones; and our dependence on third party contractors and consultants to deliver certain services contract milestones.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2012 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Second Quarter 2013 Financial Results	Page 3

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Software licenses	$1,562	$1,843	$5,370	$4,683
Software maintenance	1,123	929	2,164	1,810
Services	759	683	1,235	1,376
Hardware sales	1,129	—	1,129	—
Royalties	277	624	568	1,115
Total revenue	4,850	4,079	10,466	8,984

Costs and expenses:
Cost of hardware sales	813	—	813	—
Cost of services	359	361	581	717
Research and development	1,495	1,529	3,052	2,965
Selling and marketing	972	995	2,067	2,074
General and administrative	928	1,075	1,659	2,061
Total costs and expenses	4,567	3,960	8,172	7,817

Operating income before patent related income	283	119	2,294	1,167
Gain on sale of patent assets	—	71,226	—	71,226
Income from patent arrangement	—	—	780	—
Operating income after patent related income	283	71,345	3,074	72,393
Other income	—	58	—	85
Interest income	78	40	161	92
Income from continuing operations before income taxes	361	71,443	3,235	72,570
Provision for income taxes	54	16,667	1,071	16,670
Income from continuing operations	307	54,776	2,164	55,900
Income from discontinued operations, net of income taxes	—	150	—	144

Net income	$307	$54,926	$2,164	$56,044

Basic net income per share:
Basic net income per share from continuing operations	$0.01	$2.51	$0.10	$2.63
Basic net income per share from discontinued operations	0.00	0.01	0.00	0.01
Basic net income per share	$0.01	$2.52	$0.10	$2.64

Diluted net income per share:
Diluted net income per share from continuing operations	$0.01	$2.48	$0.10	$2.59
Diluted net income per share from discontinued operations	0.00	0.01	0.00	0.01
Diluted net income per share	$0.01	$2.49	$0.10	$2.60

Weighted-average shares – basic	22,517	21,757	22,514	21,241
Weighted-average shares - diluted	22,687	22,099	22,625	21,583

Comprehensive income:
Net income	$307	$54,926	$2,164	$56,044
Other comprehensive income:
Unrealized gains (losses) on available for sale securities	(38)	(39)	20	20
Comprehensive income	$269	$54,887	$2,184	$56,064

Aware, Inc. Reports Second Quarter 2013 Financial Results	Page 4

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2013	December 31, 2012
ASSETS
Cash and investments	$77,775	$73,084
Accounts receivable, net	3,736	4,578
Property and equipment, net	5,797	5,904
Deferred tax assets	1,501	1,760
Other assets, net	567	528

Total assets	$89,376	$85,854

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$4,335	$3,639
Long-term deferred revenue	200	319
Total stockholders’ equity	84,841	81,896

Total liabilities and stockholders’ equity	$89,376	$85,854

###

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com